                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Team Financial, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-74424) on Form S-8 of Team Financial, Inc. of our report dated February 21, 2003, with respect to the consolidated statements of financial condition of Team Financial, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Team Financial, Inc. Our report refers to a change in method of accounting for goodwill and other intangible assets.


/s/ KPMG LLP
-------------


Kansas City, Missouri
March 28, 2003